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                                                          EXHIBIT (12)

                                          THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       Millions of Dollars


                                                                                                            Three Months Ended
                                                                    Years Ended June 30                        September 30
                                                     ----------------------------------------------------   -------------------
                                                       1997       1998       1999       2000       2001       2000       2001
                                                     --------   --------   --------   --------   --------   --------   --------
EARNINGS AS DEFINED
  Earnings from operations before income taxes
    after eliminating undistributed earnings
      of equity method investees                     $  5,274   $  5,704   $  5,866   $  5,474   $  4,574   $  1,690   $  1,598

  Fixed charges, excluding capitalized interest           534        639        751        811        872        202        177
                                                     --------   --------   --------   --------   --------   --------   --------

    TOTAL EARNINGS, AS DEFINED                       $  5,808   $  6,343   $  6,617   $  6,285   $  5,446   $  1,892   $  1,775
                                                     ========   ========   ========   ========   ========   ========   ========

FIXED CHARGES, AS DEFINED
  Interest expense including capitalized interest    $    457   $    548   $    650   $    792   $    794   $    187   $    157
  1/3 of rental expense                                    77         91        101         89         78         23         20
                                                     --------   --------   --------   --------   --------   --------   --------

    TOTAL FIXED CHARGES AS DEFINED                   $    534   $    639   $    751   $    881   $    872   $    210   $    177
                                                     ========   ========   ========   ========   ========   ========   ========


    RATIO OF EARNINGS TO FIXED CHARGES                   10.9        9.9        8.8        7.1        6.2        9.0       10.0
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